Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-273353 333-273353-01

Nomura America Finance, LLC $2,000,000 Callable Contingent Coupon ETF-Linked Notes due March 15, 2028 guaranteed by Nomura Holdings, Inc.

Payment at Maturity: The amount that you will be paid on your notes at maturity, if they have not been redeemed by us, in addition to the final coupon, if any, is based on the performance of the underlier with the lowest underlier return. You could lose your entire investment in the notes.

Coupon Payments: The notes will pay a contingent monthly coupon on a coupon payment date if the closing value of each underlier is greater than or equal to its coupon trigger value on the related coupon observation date.

Company’s Redemption Right: Prior to the stated maturity date, we may redeem your notes at our option on any coupon payment date commencing in June 2025.

The return on your notes is linked to the performance of the underliers, and in each case not to that of the underlying index on which the underlier is based.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of Nomura America Finance, LLC and Nomura Holdings, Inc. See page PS-9.

Key Terms
Issuer / Guarantor:	Nomura America Finance, LLC / Nomura Holdings, Inc.
Aggregate face amount:	$2,000,000
Cash settlement amount:	subject to the early redemption feature, on the stated maturity date, in addition to any coupon then due, the issuer will pay, for each $1,000 face amount of the notes, an amount in cash equal to:
• if the final underlier value of each underlier is greater than or equal to its trigger buffer value: $1,000; or
• if the final underlier value of any underlier is less than its trigger buffer value:
$1,000 + ($1,000 × the least performing underlier return)
Underliers:	the iShares® U.S. Real Estate ETF (current Bloomberg symbol: “IYR US”) (the “IYR”), the SPDR® S&P® Biotech ETF (current Bloomberg symbol: “XBI US”) (the “XBI”), and the iShares® MSCI Emerging Markets ETF (current Bloomberg symbol: “EEM US”) (the “EEM”)
Underlying index:	with respect to each underlier, the index tracked by such underlier
Coupon trigger value:	$76.84 with respect to IYR, $68.99 with respect to XBI, and $34.69 with respect to EEM, each of which is 80% of its initial underlier value (rounded to two decimal places for XBI and EEM)
Trigger buffer value:	$67.24 with respect to IYR, $60.37 with respect to XBI, and $30.35 with respect to EEM, each of which is 70% of its initial underlier value (rounded to two decimal places for each underlier)
Initial underlier value:	$96.05 with respect to IYR, $86.24 with respect to XBI, and $43.36 with respect to EEM, each of which was its closing value on the trade date
Final underlier value:	with respect to each underlier, its closing value on the determination date*
Closing value:	the closing price of an underlier
Underlier return:	with respect to each underlier: (its final underlier value - its initial underlier value) / its initial underlier value
Least performing underlier return:	the underlier return of the least performing underlier (the underlier with the lowest underlier return)
Calculation agent:	Nomura Securities International, Inc.
CUSIP / ISIN:	65541KBX1 / US65541KBX19

* subject to adjustment as described in the accompanying product prospectus supplement

Investing in the notes involves significant risks, including Nomura America Finance, LLC and Nomura Holdings, Inc.’s credit risk. You should carefully consider the risk factors under “Selected Risk Factors” beginning on page PS-9 of this pricing supplement, under “Additional Risk Factors Specific to the Notes” beginning on page PS-18 of the accompanying product prospectus supplement, under “Risk Factors” beginning on page 6 in the accompanying prospectus and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is $956.60 per $1,000 face amount, which is less than the original issue price.

Delivery of the notes will be made against payment therefor on the original issue date.

The notes will be unsecured obligations of Nomura America Finance, LLC. Nomura America Finance, LLC is not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Original issue price	Underwriting discount(1)	Net proceeds to the issuer
Per Note	100.00% of the face amount	1.10%	98.90%
Total	$2,000,000.00	$22,000.00	$1,978,000.00

(1) See “Supplemental Plan of Distribution.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

March 10, 2025

Key Terms (continued)
Coupon:

subject to the early redemption feature, on each coupon payment date, the issuer will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to:

•     if the closing value of each underlier on the related coupon observation date is greater than or equal to its coupon trigger value: $13.42 (1.342% monthly, or the potential for up to approximately 16.10% per annum); or

•     if the closing value of any underlier on the related coupon observation date is less than its coupon trigger value: $0

Early redemption feature:

The notes may be redeemed by the issuer at its option, in whole but not in part, on each coupon payment date commencing in June 2025 and ending in February 2028, for an amount in cash for each $1,000 of the outstanding face amount on the redemption date equal to $1,000 (along with the coupon then due).

If the issuer chooses to exercise the issuer’s redemption right, it will notify the holder of this note (The Depository Trust Company) and the trustee by giving at least three business days’ prior notice. We will have no independent obligation to notify you directly. The day the issuer gives the notice, which will be a business day, will be the redemption notice date and the immediately following coupon payment date, which the company will state in the redemption notice, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the February 2028 coupon payment date. A redemption notice, once given, shall be irrevocable.

Trade date:	March 10, 2025
Original issue date:	March 13, 2025
Determination date:	the last coupon observation date, March 10, 2028*
Stated maturity date:	March 15, 2028*

Coupon observation dates*	Coupon payment dates*
April 10, 2025	April 15, 2025
May 12, 2025	May 15, 2025
June 10, 2025	June 13, 2025
July 10, 2025	July 15, 2025
August 11, 2025	August 14, 2025
September 10, 2025	September 15, 2025
October 10, 2025	October 16, 2025
November 10, 2025	November 14, 2025
December 10, 2025	December 15, 2025
January 12, 2026	January 15, 2026
February 10, 2026	February 13, 2026
March 10, 2026	March 13, 2026
April 10, 2026	April 15, 2026
May 11, 2026	May 14, 2026
June 10, 2026	June 15, 2026
July 10, 2026	July 15, 2026
August 10, 2026	August 13, 2026
September 10, 2026	September 15, 2026
October 12, 2026	October 15, 2026
November 10, 2026	November 16, 2026
December 10, 2026	December 15, 2026
January 11, 2027	January 14, 2027
February 10, 2027	February 16, 2027
March 10, 2027	March 15, 2027
April 12, 2027	April 15, 2027
May 10, 2027	May 13, 2027
June 10, 2027	June 15, 2027
July 12, 2027	July 15, 2027
August 10, 2027	August 13, 2027
September 10, 2027	September 15, 2027
October 11, 2027	October 14, 2027
November 10, 2027	November 16, 2027
December 10, 2027	December 15, 2027
January 10, 2028	January 13, 2028
February 10, 2028	February 15, 2028
March 10, 2028	March 15, 2028

* subject to adjustment as described in the accompanying product prospectus supplement

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Nomura America Finance, LLC may use this prospectus in the initial sale of the notes. In addition, Nomura Securities International, Inc. or any other affiliate of Nomura America Finance, LLC may use this prospectus in a market-making transaction in a note after its initial sale. Unless Nomura America Finance, LLC or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

ADDITIONAL INFORMATION
You should read this pricing supplement together with the prospectus, dated July 20, 2023 (the “prospectus”), and the product prospectus supplement, dated February 29, 2024 (the “product prospectus supplement”), relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict between the terms of this pricing supplement and the terms of the prospectus or the product prospectus supplement, the terms of this pricing supplement will control.
This pricing supplement, together with the prospectus and the product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, and under “Selected Risk Factors” beginning on page PS-9 of this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.
We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.
You may access the prospectus and the product prospectus supplement on the SEC website at www.sec.gov as follows:
• Prospectus dated July 20, 2023:
https://www.sec.gov/Archives/edgar/data/1383951/000110465923082805/tm2320650-3_424b3.htm
• Product Prospectus Supplement dated February 29, 2024:
https://www.sec.gov/Archives/edgar/data/1163653/000110465924029404/tm247408-1_424b3.htm
Some of the terms or features described in the listed documents may not apply to your notes.

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying product prospectus supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Prospectus Supplement Term	Pricing Supplement Term
redemption settlement date	redemption date
contingent coupon barrier	coupon trigger value
final valuation date	determination date
initial valuation date	trade date
principal amount	face amount
reference asset	underlier
reference asset performance	underlier return
reference asset sponsor	underlier sponsor
scheduled trading day	trading day
initial value	initial underlier value
final value	final underlier value

Market Disruption Event

The following description supersedes the market disruption event disclosure in “General Terms of the Notes — Market Disruption Events — Reference Assets Consisting of a Share of an ETF” in the accompanying product prospectus supplement:

Any of the following will be a market disruption event with respect to an ETF:

•	a suspension, absence or material limitation of trading in such share on its primary market for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in options or futures contracts relating to such share, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

•	such share does not trade on what was the primary market for that share, as determined by the calculation agent in its sole discretion;

and, in the case of any of these events, the calculation agent determines in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes. For more information about hedging by us or our affiliates, see “Use of Proceeds and Hedging” in the accompanying product prospectus supplement.

The following events will not be market disruption events with respect to an ETF:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the options or futures contracts relating to such underlier.

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. The examples should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that the various hypothetical closing values of the underliers on a coupon observation date could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that the various hypothetical closing values of the least performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant and are not intended to predict the closing values of the underliers.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date or date of early redemption. If you sell your notes in a secondary market prior to a the stated maturity date or date of early redemption, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underliers, the creditworthiness of Nomura America Finance, LLC, as issuer, and the creditworthiness of Nomura Holdings, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Coupon	$13.42 (1.342% monthly, or the potential for up to approximately 16.10% per annum)
Coupon trigger value	with respect to each underlier, 80% of its initial underlier value
Trigger buffer value	with respect to each underlier, 70% of its initial underlier value
The notes are not redeemed, unless otherwise indicated below
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or the originally scheduled determination date
No change in or affecting any underlier, any underlier stock, any policy of the applicable ETF investment advisor or any method by which the applicable underlier sponsor calculates its underlier or the sponsor of the applicable underlier’s underlying index calculates its underlying index
Notes purchased on original issue date at the face amount and held to the stated maturity date or date of early redemption

For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier values on any coupon observation date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier values shown elsewhere in this pricing supplement.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.

Hypothetical Coupon Payments

The examples below show the hypothetical coupon, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing value of each underlier on the applicable coupon observation date was the percentage of its initial underlier value shown.

Scenario 1

Coupon Observation Date	Hypothetical Closing Value of the iShares® U.S. Real Estate ETF (as Percentage of Initial Underlier Value)	Hypothetical Closing Value of the SPDR® S&P® Biotech ETF (as Percentage of Initial Underlier Value)	Hypothetical Closing Value of the iShares® MSCI Emerging Markets ETF (as Percentage of Initial Underlier Value)	Hypothetical Coupon
1	130.000%	75.000%	65.000%	$0.00
2	69.000%	130.000%	135.000%	$0.00
3	85.000%	80.000%	87.000%	$13.42
4	65.000%	60.000%	65.000%	$0.00
5	65.000%	68.000%	30.000%	$0.00
6	90.000%	55.000%	95.000%	$0.00
7	90.000%	80.000%	110.000%	$13.42
8	110.000%	105.000%	50.000%	$0.00
9	50.000%	69.000%	55.000%	$0.00
10	65.000%	55.000%	65.000%	$0.00
11	55.000%	65.000%	30.000%	$0.00
12-36	65.000%	60.000%	50.000%	$0.00
			Total Hypothetical Coupons	$26.84

In Scenario 1, the hypothetical closing value of each underlier has increased or decreased relative to the initial underlier value on each hypothetical coupon observation date. On the coupon payment dates relating to coupon observation dates on which the hypothetical closing value of each underlier is greater than or equal to its coupon trigger value, you will receive a coupon payment. However, on the coupon payment dates relating to coupon observation dates on which the hypothetical closing value of at least one underlier is less than its coupon trigger value, you will not receive a coupon payment.

Scenario 2

Coupon Observation Date	Hypothetical Closing Value of the iShares® U.S. Real Estate ETF (as Percentage of Initial Underlier Value)	Hypothetical Closing Value of the SPDR® S&P® Biotech ETF (as Percentage of Initial Underlier Value)	Hypothetical Closing Value of the iShares® MSCI Emerging Markets ETF (as Percentage of Initial Underlier Value)	Hypothetical Coupon
1	130.000%	60.000%	65.000%	$0.00
2	90.000%	65.000%	125.000%	$0.00
3	90.000%	65.000%	82.000%	$0.00
4	90.000%	135.000%	65.000%	$0.00
5	90.000%	65.000%	65.000%	$0.00
6	90.000%	70.000%	65.000%	$0.00
7	50.000%	60.000%	105.000%	$0.00
8	110.000%	50.000%	83.000%	$0.00
9	50.000%	60.000%	55.000%	$0.00
10	65.000%	55.000%	65.000%	$0.00
11	55.000%	65.000%	30.000%	$0.00
12-36	65.000%	60.000%	50.000%	$0.00
			Total Hypothetical Coupons	$0.00

In Scenario 2, the hypothetical closing value of each underlier has increased or decreased relative to the initial underlier value on each hypothetical coupon observation date. However, you will not receive a coupon payment on any coupon payment date because in each case the hypothetical closing value of at least one underlier on the related coupon observation date is less than its coupon trigger value. The overall return you earn on your notes will be zero or less.

Scenario 3

Coupon Observation Date	Hypothetical Closing Value of the iShares® U.S. Real Estate ETF (as Percentage of Initial Underlier Value)	Hypothetical Closing Value of the SPDR® S&P® Biotech ETF (as Percentage of Initial Underlier Value)	Hypothetical Closing Value of the iShares® MSCI Emerging Markets ETF (as Percentage of Initial Underlier Value)	Hypothetical Coupon
1	60.000%	60.000%	65.000%	$0.00
2	50.000%	45.000%	55.000%	$0.00
3	110.000%	105.000%	105.000%	$13.42
			Total Hypothetical Coupons	$13.42

In Scenario 3, the hypothetical closing value of each underlier is less than its coupon trigger value on the first two hypothetical coupon observation dates, but increases to a value that is greater than its initial underlier value on the third hypothetical coupon observation date. Further, we also exercise our early redemption right with respect to a redemption on the third hypothetical coupon payment date (which is also the first hypothetical date with respect to which we could exercise such right). Therefore, on the third coupon payment date (the redemption date), in addition to the coupon payment, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Hypothetical Payment at Maturity
If the notes are not redeemed, the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the least performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been redeemed and does not include the final coupon, if any. If the final underlier value of the least performing underlier is less than its coupon trigger value, you will not be paid a final coupon at maturity.
The values in the left column of the table below represent hypothetical final underlier values of the least performing underlier and are expressed as percentages of the initial underlier value of the least performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier value of the least performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier value of the least performing underlier and the assumptions noted above.

The Notes Have Not Been Redeemed
Hypothetical Final Underlier Value of the Least Performing Underlier (as Percentage of Its Initial Underlier Value)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	100.000%*
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
75.000%	100.000%
70.000%	100.000%
69.999%	69.999%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
12.500%	12.500%
0.000%	0.000%

*Does not include the final coupon

As shown in the table above, if the notes have not been redeemed:

• If the final underlier value of the least performing underlier were determined to be 12.500% of its initial underlier value, the cash settlement amount that we would deliver on your notes at maturity would be 12.500% of the face amount of your notes.

○ As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 87.500% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

• If the final underlier value of the least performing underlier were determined to be 200.000% of its initial underlier value, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes.

○ As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier value of the least performing underlier over its initial underlier value.

SELECTED RISK FACTORS

Risks Relating to the Structure or Features of the Notes

The Notes Do Not Guarantee Any Return of Principal and You May Lose All of Your Face Amount.

The notes do not guarantee any return of principal. The notes differ from ordinary debt securities in that we will not pay you 100% of the face amount of your notes if the notes are not redeemed and the final underlier value of any underlier is less than its trigger buffer value. In this case, the payment at maturity you will be entitled to receive will be less than the face amount and you will lose 1% for each 1% that the underlier return of the least performing underlier is less than 0%. You may lose up to 100% of your investment at maturity. Even with any contingent coupons received prior to maturity, your return on the notes may be negative in this case.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Value of the Least Performing Underlier

If your notes are not redeemed by us and the final underlier value of the least performing underlier is less than its trigger buffer value, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier value of the least performing underlier to its trigger buffer value will not result in a loss of principal on the notes, a decrease in the final underlier value of the least performing underlier to less than its trigger buffer value will result in a loss of a significant portion of the face amount of the notes despite only a small change in the value of the least performing underlier.

The Amount Payable on the Notes Is Not Linked to the Values of the Underliers at Any Time Other Than the Coupon Observation Dates, Including the Determination Date.

The payments on the notes will be based on the closing value of each underlier on the coupon observation dates, including the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the least performing underlier is greater than or equal to its coupon trigger value during the term of the notes other than on a coupon observation date but then decreases on a coupon observation date to a value that is less than its coupon trigger value, the contingent coupon will not be payable for the relevant monthly period. Similarly, if the notes are not redeemed, even if the value of the least performing underlier is greater than or equal to its trigger buffer value during the term of the notes other than on the determination date but then decreases on the determination date to a value that is less than its trigger buffer value, the payment at maturity will be less, possibly significantly less, than it would have been had the payment at maturity been linked to the value of the least performing underlier prior to such decrease. Although the actual value of the least performing underlier on the maturity date or at other times during the term of the notes may be higher than its value on the coupon observation dates, whether each contingent coupon will be payable and the payment at maturity will be based solely on the closing value of the least performing underlier on the applicable coupon observation dates.

You May Not Receive Any Contingent Coupons.

We will not necessarily make periodic coupon payments on the notes. If the closing value of any underlier on a coupon observation date is less than its coupon trigger value, we will not pay you the contingent coupon applicable to that coupon observation date. If on each of the coupon observation dates, the closing value of any underlier is less than its coupon trigger value, we will not pay you any contingent coupons during the term of, and you will not receive a positive return on, the notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on the notes.

Your Return on the Notes Is Limited to the Face Amount Plus the Contingent Coupons, If Any, Regardless of Any Appreciation in the Value of Any Underlier.

You will not participate in any appreciation of the underliers. In addition to any contingent coupon payments received prior to maturity or early redemption, for each $1,000 face amount, at maturity or upon early redemption, you will receive $1,000 plus the final contingent coupon if the closing value of the least performing underlier on the relevant coupon observation date is equal to or greater than its coupon trigger value, regardless of any appreciation in the value of any underlier, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a security, the return of which was directly linked to the performance of any underlier during the term of the notes.

We Are Able to Redeem Your Notes at Our Option.

On each coupon payment date commencing in June 2025 and ending in February 2028, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be reduced.

The Notes May Be Redeemed Prior to the Maturity Date.

If the notes are redeemed early, the holding period over which you may receive contingent coupon payments may be significantly reduced. It is more likely that we will redeem the notes prior to maturity if we expect that the contingent coupon payments are likely to be payable on most or all of the coupon payment dates during the term of the notes, resulting in a return on the notes which is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are redeemed prior to the maturity date.

The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

The coupon for each coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing values of the underliers between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

Since the Notes Are Linked to the Performance of More Than One Underlier, You Will Be Fully Exposed to the Risk of Fluctuations in the Value of Each Underlier.

Since the notes are linked to the performance of more than one underlier, the notes will be linked to the individual performance of each underlier. Because such notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each underlier. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of notes linked to the performance of more than one underlier, the individual performance of each of the underliers would not be combined to calculate your return and the depreciation of any underlier would not be mitigated by the appreciation of the other underliers. Instead, your return would depend on the least performing underlier.

Because the Notes Are Linked to the Performance of the Least Performing Underlier, You are Exposed to Greater Risks of Sustaining a Significant Loss on Your Investment Than if the Notes Were Linked to Just One Underlier.

The risk that you will suffer a significant loss on your investment is greater if you invest in such notes as opposed to substantially similar securities that are linked to the performance of just one underlier. With multiple underliers, it is more likely that the value of one of the underliers will be below its coupon trigger value on a coupon observation date or its trigger buffer value on the determination date, than if the notes were linked to only one underlier. Therefore, it is more likely that you will not receive any contingent coupon payments and suffer a significant loss on your investment.

Higher Contingent Coupon Rates or Lower Trigger Buffer Values Are Generally Associated With Underliers With Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an underlier. The greater the expected volatility with respect to an underlier on the trade date, the higher the expectation as of the trade date that the value of the underlier could close below its coupon trigger value on a coupon observation date or its trigger buffer value on the determination date, indicating a higher expected risk of non-payment of contingent coupons or loss on the notes. This greater expected risk will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower trigger buffer value, a lower coupon trigger value or a higher contingent coupon rate) than for similar securities linked to the performance of underliers with lower expected volatility as of the trade date. You should therefore understand that a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, a relatively lower trigger buffer value may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of any underlier can change significantly over the term of the notes. The value of any underlier for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the underlier and the potential to lose some or all of your principal at maturity and to not receive any contingent coupons.

General Risk Factors

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness.

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Were Set on the Trade Date (as Determined by Reference to Our Pricing Models) Was Less Than the Original Issue Price of Your Notes.

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to our pricing models. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as is disclosed on the front cover of this pricing supplement, our pricing models consider certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that we will determine by reference to our pricing models as of the time the terms of your notes were set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors.

If We Were to Repurchase Your Notes Immediately After the Original Issue Date, the Price You Receive May Be Higher Than the Estimated Value of The Notes.

Assuming that all relevant factors remain constant after the original issue date, the price at which we may initially buy or sell the notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated value on the trade date for a temporary period expected to be approximately 1 month after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes Is Subordinated to the Liabilities of Nomura’s Other Subsidiaries.

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underliers.

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in the underliers, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the underliers may at any time have significantly different views from those of Nomura or its affiliates. For these reasons, you are encouraged to derive information concerning the underliers from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes or any of the component securities.

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity.

Any contingent coupons payable on your notes may represent a return that is below the prevailing market rate for other debt securities of comparable maturity that are not linked to an underlier. Consequently, unless the cash settlement amount you receive on the maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes could be less than what you would have earned by investing in non–underlier-linked debt securities that bear interest at prevailing market rates. For example, your return may be less than the return you would earn if you bought a traditional interest-bearing debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Historical Performance of the Underliers Should Not Be Taken as an Indication of Its Future Performance.

The historical values of the underliers included in this pricing supplement should not be taken as an indication of its future performance. Changes in the values of the underliers will affect the market value of the notes, but it is impossible to predict whether the values of the underliers will rise or fall during the term of the notes. The values of the underliers will be influenced by complex and interrelated political, economic, financial and other factors.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes.

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of futures and/or other derivative instruments linked to the underliers. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the determination date for the notes or in connection with the redemption of the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you. These hedging activities could adversely affect the values of the underliers and, therefore, the market value of the notes and the cash settlement amount payable on the notes.

We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underliers. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the cash settlement amount payable on the notes.

We or one or more of our affiliates may also engage in business with the component securities issuers or trading activities related to the component securities, which may present a conflict of interest between us (or our affiliates) and you.

There Are Potential Conflicts of Interest between You and the Calculation Agent and between You and Our Other Affiliates.

The calculation agent will make important determinations as to the notes. Among other things, the calculation agent will determine the applicable closing values of the underliers. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes— Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting an underlier has occurred and may also have to determine its closing value in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect the cash settlement amount payable on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the cash settlement amount payable on your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the maturity date. If this occurs, you will receive the cash settlement amount, if any, after the originally scheduled stated maturity date but will not receive any additional payment or any interest on such postponed cash settlement amount.

We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers or the Underlier Stocks.

The return on your notes will not reflect the return you would realize if you actually owned the underliers or underlier stocks and received the distributions paid on the shares of the underliers. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underliers. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock.

Investing in your notes will not make you a holder of any shares of the underliers or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underliers or the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underliers or the underlier stocks or any other rights of a holder of any shares of the underliers or the underlier stocks. Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any shares of the underliers or any underlier stocks.

Risks Relating to the Underliers

The Policies of an Underlier’s Investment Advisor and the Sponsor of an Underlier’s Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value.

The investment advisor of an underlier may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier investment advisor concerning the calculation of the net asset value of such underlier, additions, deletions or substitutions of securities in such underlier and the manner in which changes affecting its underlying index are reflected in such underlier that could affect the market price of the shares of such underlier and, therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the investment advisor of an underlier changes these policies, for example, by changing the manner in which it calculates the net asset value of such underlier, or if the underlier investment advisor discontinues or suspends calculation or publication of the net asset value of such underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent may determine the closing value of an underlier on a coupon observation date and the determination date — and thus the coupon amount or the cash settlement amount, as the case may be — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing value of an underlier on a coupon observation date and the determination date and the amount payable on your notes more fully under “General Terms of the Notes — Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset — Reference Assets Consisting of a Share of an ETF” in the accompanying product prospectus supplement.

In addition, the sponsor of an underlier’s underlying index owns its underlying index and is responsible for the design and maintenance of such underlying index. The policies of the sponsor of an underlier’s underlying index concerning the calculation of such underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in such underlying index, could affect the level of such underlying index and, consequently, could affect the market prices of shares of the related underlier and, therefore, the amount payable on your notes and their market value.

There Is No Assurance That an Active Trading Market Will Continue for Any Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, Each Underlier Is Subject to Management Risks, Securities Lending Risks and Custody Risks.

Although the shares of each underlier and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any underlier or that there will be liquidity in the trading market.

In addition, each underlier is subject to management risk, which is the risk that its investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Each underlier is also not actively managed and may be affected by a general decline in market segments relating to its underlying index. The investment advisor of each underlier invests in securities included in, or representative of, the related underlying index regardless of their investment merits. The investment advisor of an underlier does not attempt to take defensive positions in declining markets. In addition, such investment advisor may be permitted to engage in securities lending with respect to a portion of the total assets of such underlier, which could subject such underlier to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, each underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, each underlier is subject to listing standards adopted by the securities exchange on which such underlier is listed for trading. There can be no assurance that any underlier will continue to meet the applicable listing requirements, or that such underlier will not be delisted.

The Performance of an Underlier May Not Correlate With the Performance of Its Underlying Index as Well as the Net Asset Value Per Share of Such Underlier, Especially During Periods of Market Volatility.

Although an underlier is designed to track the performance of its underlying index, the performance of such underlier and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an underlier may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, such underlier not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by such underlier, differences in trading hours between such underlier (or the underlying assets held by such underlier) and its underlying index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of an underlier are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of such underlier may differ from its net asset value per share; shares of such underlier may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by an underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such underlier and the liquidity of such underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an underlier. As a result, under these circumstances, the market value of shares of an underlier may vary substantially from the net asset value per share of such underlier.

For the foregoing reasons, the performance of an underlier may not match the performance of its underlying index over the same period. Because of this variance, the return on the notes, to the extent dependent on the performance of an underlier, may not be the same as an investment directly in the securities, commodities, or other assets included in its underlying index or the same as a debt security with a return linked to the performance of its underlying index.

The IYR Is Concentrated in Real Estate Companies and Does Not Provide Diversified Exposure.

The IYR is not diversified. The IYR invests in shares of companies that directly or indirectly invest in real estate. The performance of the real estate industry is affected by multiple factors, including general economic and political conditions, the availability of financing for real estate, governmental actions that affect real estate, liquidity in the real estate market and interest rates. The value of shares of companies that invest in real estate and the performance of the IYR will be negatively affected by a downturn in the real estate industry and may remain flat or decrease in periods of low growth. In addition, real estate markets tend to be local or regional, and an increase in one area may not offset a downturn in another area. Further, the IYR invests in real estate investment trusts, the performance of which is subject to concentration and management risks similar to those to which the IYR is subject.

The IYR Recently Changed the Index It Tracks.

Previously, the IYR tracked the Dow Jones U.S. Real Estate IndexSM, but, beginning on January 25, 2021, the IYR began tracking the Dow Jones U.S. Real Estate Capped Index. Any historical information about the performance of the IYR for any period before January 25, 2021 will be during a period in which the IYR tracked a different index, and therefore should not be considered information relevant to how the IYR will perform as it tracks the Dow Jones U.S. Real Estate Capped Index. In addition, there can be no assurance that the IYR will not further change the underlying index it tracks in the future. See “The Underliers” below for more information on the underlying index the IYR tracks.

The XBI Is Concentrated in Biotechnology Companies and Does Not Provide Diversified Exposure.

The XBI is not diversified. The XBI’s assets will be concentrated in biotechnology companies, which means the XBI is more likely to be adversely affected by any negative performance of biotechnology companies than an index that has more diversified holdings across a number of sectors. Biotechnology companies invest heavily in research and development which may not necessarily lead to commercially successful products. Biotechnology companies are also subject to increased governmental regulation which may delay or inhibit the release of new products. Many biotechnology companies are dependent upon their ability to use and enforce intellectual property rights and patents. Any impairment of such rights may have adverse financial consequences. Biotechnology stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Biotechnology companies can be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs.

The Notes Are Subject to Risks Associated with Foreign Securities Markets.

The EEM is comprised of stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks, including with respect to liquidity and volatility. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk.

The value of the assets held by the EEM that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the value of the EEM may not increase even if the non-dollar value of the asset held by the EEM increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes.

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an underlier or that in the future are included in an underlier, such underlier stocks may be removed from an underlier. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an underlier, such removal could have a material and negative effect on the value of such underlier and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Changes That Affect the Underliers or the Relevant Underlying Index May Affect the Value of the Underliers and the Market Value of the Notes and the Amount You Will Receive on the Notes and the Amount You Will Receive at Maturity.

The policies of the sponsors or the investment advisor of the underliers or the underliers’ underlying index concerning additions, deletions and substitutions of the stocks included in or held by the underliers, and the manner in which the sponsors or the investment advisor takes account of certain changes affecting those stocks, may affect the value of the underliers. The policies of the underlier sponsors or the investment advisor with respect to the calculation of the underliers could also affect the value of the underliers. The sponsors may discontinue or suspend calculation or dissemination of the underliers or the underliers’ underlying index. Any such actions could affect the value of the underliers and the value of and the return on the notes.

THE UNDERLIERS

Description of the IYR

The shares of the iShares® U.S. Real Estate ETF are issued by iShares® Trust, a registered investment company.

•                     The IYR is an exchange-traded fund that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Capped Index. The Dow Jones U.S. Real Estate Capped Index measures the performance of the real estate sector of the U.S. equity market. Prior to January 25, 2021, the IYR tracked the Dow Jones U.S. Real Estate IndexSM.

•                     The return on your notes is linked to the performance of the IYR, and not to that of the index on which the IYR is based. The IYR follows a strategy of “representative sampling,” which means the IYR’s holdings are not the same as those of its index. The performance of the IYR may significantly diverge from that of its index.

•                     The IYR’s investment advisor is BlackRock Fund Advisors.

•                     The IYR’s shares trade on the NYSE Arca under the ticker symbol “IYR”.

•                     The iShares® Trust’s SEC CIK Number is 0001100663.

•                     The IYR’s inception date was June 12, 2000.

Historical Performance of the IYR

The following graph sets forth the historical performance of the IYR based on the daily historical closing values from January 1, 2020 through March 10, 2025. We obtained the closing values below from Bloomberg L.P. (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the IYR should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the IYR on any coupon observation date, including the determination date.

Description of the XBI

The shares of the SPDR® S&P® Biotech ETF are issued by the SPDR® Series Trust, a registered investment company.

•                     The XBI is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Biotechnology Select Industry Index. The S&P Biotechnology Select Industry Index represents the biotechnology segment of the S&P Total Market Index. The S&P Total Market Index is designed to track the broad U.S. equity market.

•                     The return on your notes is linked to the performance of the XBI, and not to that of the index on which the XBI is based. The XBI follows a strategy of “representative sampling,” which means the XBI’s holdings are not the same as those of its index. The performance of the XBI may significantly diverge from that of its index.

•                     The XBI’s investment advisor is SSGA Funds Management, Inc.

•                     The XBI’s shares trade on the NYSE Arca under the ticker symbol “XBI”.

•                     The SPDR® Series Trust’s SEC CIK Number is 0001064642.

•                     The XBI’s inception date was January 31, 2006.

Historical Performance of the XBI

The following graph sets forth the historical performance of the XBI based on the daily historical closing values from January 1, 2020 through March 10, 2025. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the XBI should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the XBI on any coupon observation date, including the determination date.

Description of the EEM

The shares of the iShares® MSCI Emerging Markets ETF are issued by iShares, Inc.

•                     The EEM is an exchange-traded fund that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets.

•                     The return on your notes is linked to the performance of the EEM, and not to that of the index on which the EEM is based. The EEM follows a strategy of “representative sampling,” which means the EEM’s holdings are not the same as those of its index. The performance of the EEM may significantly diverge from that of its index.

•                     The EEM’s investment advisor is BlackRock Fund Advisors.

•                     The EEM’s shares trade on the NYSE Arca under the ticker symbol “EEM”.

•                     The iShares, Inc.’s SEC CIK Number is 0000930667.

•                     The EEM’s inception date was April 7, 2003.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing values from January 1, 2020 through March 10, 2025. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the EEM on any coupon observation date, including the determination date.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a contingent income-bearing pre-paid derivative contract with respect to the underliers. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a note as a contingent income-bearing pre-paid derivative contract with respect to the underliers. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described herein.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or a Derivative Contract — Certain Notes Treated as Prepaid Derivative Contracts” in the accompanying prospectus for a further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or redemption as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to any contingent coupon) and your tax basis in the note. Any such gain or loss will be long-term capital gain or loss if you have held the note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a note generally will equal your cost of the note. In addition, the tax treatment of the contingent coupons is unclear. Although the tax treatment of the contingent coupons is unclear, we intend to treat any contingent coupon, including on the maturity date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus). Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupons is uncertain, to the extent we have a withholding obligation, we intend to withhold U.S. federal income tax on the entire amount of any contingent coupons at a 30% rate (or at a lower rate under an applicable income tax treaty). Even if we do not have a withholding obligation, another withholding agent in the chain of payments may effectuate withholding to the same extent. Any U.S. federal withholding tax should generally be imposed once. We will not pay any additional amounts in respect of any such withholding.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underliers or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underliers or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

SUPPLEMENTAL PLAN OF DISTRIBUTION
See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus.
Nomura America Finance, LLC will sell to GS&Co., and GS&Co. will purchase from Nomura America Finance, LLC, the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1.10% of the face amount.
We will deliver the notes against payment therefor in New York, New York on the original issue date set forth on page PS-2 of this pricing supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by Nomura Securities International, Inc. that it intends to make a market in the notes. However, neither Nomura Securities International, Inc. nor any of its other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer and the Guarantor, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes pursuant to the Indenture referred to in the prospectus and product prospectus supplement, and issued and paid for as contemplated herein, (i) such notes will be valid, binding and enforceable obligations of the Issuer, and (ii) the related Guarantee will be a valid, binding and enforceable obligation of the Guarantor, in each case entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America. Insofar as this opinion involves matters governed by Japanese law, Mayer Brown LLP has relied, with the Issuer’s permission, on the opinion of Anderson Mori & Tomotsune, dated as of July 20, 2023, filed as an exhibit to the Registration Statement by the Issuer on July 20, 2023, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Anderson Mori & Tomotsune. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 20, 2023, which has been filed as Exhibit 5.2 to the Issuer’s Registration Statement on Form F-3 dated July 20, 2023.